Exhibit 99.01
NuStar Energy L.P. Reports Solid Fourth Quarter and Full-year 2021 Results

Net Income and Both Crude and Product Pipeline Throughputs Up Quarter-Over-Quarter and Year-Over-Year as Refined Product Demand Continues to Strengthen

Permian Crude System Volumes Hit Record-Breaking Average of 516,000 Barrels Per Day/Exited 2021 at 520,000 Barrels Per Day

Extends Maturity of its $1 Billion Unsecured Revolving Credit Facility to 2025

Encouraging 2022 Full-Year Outlook

Expects to Continue to Self-fund all Spending from Internally Generated Cash Flows

SAN ANTONIO, February 3, 2022 - NuStar Energy L.P. (NYSE: NS) today announced solid fourth quarter and full-year 2021 results fueled by strong throughputs on its refined products and crude oil pipelines.

“Looking back over 2021, I am very proud of the progress we made toward achieving our strategic priorities, as well as the resilience and strength that our business has once again demonstrated this past year as the world continued to rebound from the ongoing challenges of the global pandemic,” said NuStar President and CEO Brad Barron.

“Last year, we promised to lower our leverage, fund all our spending from internally generated cash flows and promote NuStar’s commitment to Environmental, Social and Governance (ESG) excellence. And I’m pleased to report that we delivered on all three of those promises, and more.”

NuStar reported net income of $58 million for the fourth quarter of 2021, or $0.19 per unit, compared to net income of $16 million, or a $0.19 net loss per unit, for the fourth quarter of 2020. Results for the fourth quarter of 2021 include a $5 million gain from insurance proceeds to rebuild tanks at its Selby terminal. Excluding the effects of the gain, adjusted net income was $52 million for the fourth quarter of 2021, or $0.14 per unit, compared to adjusted net income of $50 million, or $0.13 per unit, for the fourth quarter of 2020.

Barron noted that both 2020 and 2021 included numerous non-cash charges and insurance proceeds that impacted full-year net income, making an apples-to-apples comparison difficult. For example, for full-year 2021, NuStar reported net income of $38 million, or a net loss of $0.99 per unit, compared to a net loss of $199 million, or a net loss of $3.15 per unit, for the year ended 2020.

“However, excluding the non-cash charges and insurance proceeds, which included a $130 million non-cash charge related to the sale of the Eastern U.S. terminal assets; a $59 million non-cash impairment charge on a portion of our Houston 12-inch pipeline; and a $15 million gain from insurance proceeds to rebuild tanks at our Selby terminal, our adjusted net income was $212 million for full-year 2021, or $0.60 per unit, compared to 2020 adjusted net income of $206 million, or $0.57 per unit,” said Barron.

Barron continued, “Our adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) were $169 million for the fourth quarter of 2021, compared to fourth quarter of 2020 adjusted EBITDA of $181 million, largely as result of the loss of EBITDA from the divestitures of our Eastern U.S. terminals and our Texas City terminals, which helped us to significantly improve our leverage. In fact, thanks to the progress we made in lowering our debt balance, we were able to reduce interest expense by $6 million in the fourth quarter of 2021, compared to the fourth quarter of 2020.

“Our adjusted EBITDA for full-year 2021 was $705 million, compared to 2020 adjusted EBITDA of $723 million,” said Barron. “However, even with the detrimental impact of last February’s historic Winter Storm Uri, after adjusting for the loss of EBITDA associated with our divested assets, NuStar generated adjusted EBITDA of $682 million in 2021, comparable to our adjusted EBITDA of $687 million in 2020.”

“While there has been some loss of EBITDA associated with divesting non-core assets, we continued to make substantial progress on our top goal of improving our debt metrics in 2021, controlling spending and closing out the year with a far improved debt-to-EBITDA ratio of 3.99 times, with $885 million available on our $1.0 billion unsecured revolving credit facility. And most recently, we were very pleased that our revolver renewal was oversubscribed, allowing us to maintain our $1.0 billion unsecured revolver and extend the maturity of the facility an additional 18 months to April 27, 2025,” said Barron.

Distributable cash flow (DCF) available to common limited partners was $63 million for the fourth quarter of 2021, flat with the fourth quarter of 2020. The distribution coverage ratio to common limited partners was 1.43 times for the fourth quarter of 2021.

Adjusted DCF available to common limited partners was $333 million for full-year 2021, comparable to adjusted DCF of $336 million in 2020. The distribution coverage ratio to common limited partners was 1.90 times for full-year 2021.

“We also delivered on our promise to fund our spending with internally generated cash flows,” Barron said. “We funded 112 percent of our strategic capital from excess adjusted DCF, up 11 percent over 2020’s 101 percent.

“And, as we also promised, we reached significant milestones in reporting on our ESG performance in 2021 with the launch of our inaugural Sustainability report and the launch of our ESG website. So we feel really great about all the progress we made on our strategic priorities in 2021,” said Barron.

Refined Product Demand Continues to Strengthen

NuStar’s refined products pipeline throughput was up 16 percent in the fourth quarter of 2021 compared to the fourth quarter of 2020. For full-year 2021, throughput grew 11 percent compared to 2020.

“Our refined products pipelines delivered consistent and strong results during both the Delta and Omicron waves, reflecting the strength of our assets and our position in the markets we serve across the mid-Continent and throughout Texas,” said Barron.

Permian Crude System Hits Record-Breaking Volumes

Barron continued, “We also saw higher throughputs on our crude pipelines in the fourth quarter, which were up 25 percent over the fourth quarter of 2020 and up 4 percent for the full-year 2021 over full-year 2020.

“Our Permian Crude System continued to rebound and grow. In the fourth quarter, our Permian system’s volumes grew to a record-breaking average of 516,000 barrels per day, up 3 percent over the third quarter of 2021; up 23 percent over the fourth quarter of 2020; and up over 10 percent than our full-year average in 2020. What’s more, our ‘core of the core’ Permian system’s 2021 average barrels per day grew by more than three times the basin’s average 3 percent growth over the same period.

“Looking ahead, we are encouraged by what we are hearing and seeing from our producers, as well as the crude price outlook, and we expect to exit 2022 between 560,000 to 570,000 barrels per day, or about 10 percent above our 2021 exit rate.”

Barron also commented that improving global demand, combined with sustained healthy U.S. shale production growth, should increase U.S. crude exports over time, which should also improve volumes across NuStar’s Corpus Christi Crude System as well as its St. James terminal, which began receiving in-bound barrels from the reversal of Capline in January.

Throughput Increases on Ammonia Pipeline System

Throughput on NuStar’s Ammonia System was up approximately 20 percent in the fourth quarter of 2021 compared to the fourth quarter of 2020, and up 42 percent over the third quarter of 2021.

Barron discussed NuStar’s plans to increase its Ammonia System’s utilization even more through low-spend, high-return projects to connect and extend the system to new and current customers.

“These projects would supply ammonia for traditional uses, like the fertilizer that augments U.S. food production, as well as corn for ethanol production, across the Midwest,” said Barron. “We are also partnering with customers and potential customers to expand our utilization with ‘green’ ammonia projects, for existing applications and for visionary future opportunities like renewable electricity generation and safe, efficient transportation for hydrogen to power fuel-cell vehicles.”

West Coast Renewable Fuels Network Continues to Grow

Barron once again highlighted the growth of NuStar’s West Coast Renewable Fuels Network, which plays an integral role in facilitating the low-carbon renewable fuels that significantly reduce emissions from transportation.

Barron noted that in 2021, NuStar’s West Coast storage assets generated over 27 percent of its total storage segment revenue, as adjusted to reflect asset divestitures, over one-third of which was derived exclusively from renewable fuel-related services.

“In addition to the growing financial contribution of our West Coast Renewable Fuels Network, we believe the network also demonstrates NuStar’s ability to anticipate and find profitable, innovative ways to thrive as we navigate through our nation’s evolving energy priorities,” said Barron.

2022 Outlook

“Turning to our full-year 2022 projections, we are encouraged by signs of continuing economic rebound, and we currently expect to generate full-year 2022 net income in the range of $242 to $270 million, and EBITDA in the range of $700 to $750 million, the midpoint of which represents 6 percent growth over our 2021 EBITDA, adjusted for the Eastern U.S. terminals sale and other items,” Barron said.

“With regard to strategic capital spending estimates, we plan to spend $135 to $165 million this year. Of that total spending, we are allocating approximately $55 million to growing our Permian system, which is scalable with our producers’ throughput volume needs, and about $25 million to expand our West Coast Renewable Fuels Network. In addition, we expect to spend $35 to $45 million on reliability capital this year.

“Once again, we expect to self-fund all of our 2022 spending from internally generated cash flows, just as we did in 2021, and we remain committed to continuing to improve our debt-to-EBITDA ratio in 2022,” Barron concluded.

Conference Call Details

A conference call with management is scheduled for 9:00 a.m. CT on Thursday, February 3, 2022. The partnership plans to discuss the fourth quarter 2021 earnings results, which will be released earlier that day. Investors interested in listening to the discussion may dial toll-free 844/889-7787, passcode 3315309. International callers may access the discussion by dialing 661/378-9931, passcode 3315309. The partnership intends to have a playback available following the discussion, which may be accessed by dialing toll-free 855/859-2056, passcode 3315309. International callers may access the playback by dialing 404/537-3406, passcode 3315309. The playback will be available until 12:00 p.m. CT on March 3, 2022.

Investors interested in listening to the live discussion or a replay via the internet may access the discussion directly at https://edge.media-server.com/mmc/p/5eqbhkx3 or by logging on to NuStar Energy L.P.’s website at www.nustarenergy.com.

NuStar Energy L.P., a publicly traded master limited partnership based in San Antonio, Texas, is one of the largest independent liquids terminal and pipeline operators in the nation. NuStar currently has approximately 10,000 miles of pipeline and 64 terminal and storage facilities that store and distribute crude oil, refined products, renewable fuels, ammonia and specialty liquids. The partnership’s combined system has approximately 57 million barrels of storage capacity, and NuStar has operations in the United States, Canada and Mexico. For more information, visit NuStar Energy L.P.’s website at www.nustarenergy.com and its Sustainability page at https://sustainability.nustarenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements
This press release includes, and the related conference call will include, forward-looking statements regarding future events and expectations, such as NuStar’s future performance, plans and expenditures. All forward-looking statements are based on NuStar’s beliefs as well as assumptions made by and information currently available to NuStar. These statements reflect NuStar’s current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.’s 2020 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Actual results may differ materially from those described in the forward-looking statements. Except as required by law, NuStar does not intend, or undertake any obligation, to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information
(Unaudited, Thousands of Dollars, Except Unit, Per Unit and Ratio Data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Statement of Income Data:
Revenues:
Service revenues	$288,266	$308,976	$1,157,410	$1,205,494
Product sales	129,150	77,666	461,090	276,070
Total revenues	417,416	386,642	1,618,500	1,481,564
Costs and expenses:
Costs associated with service revenues:
Operating expenses	100,155	106,791	388,078	403,579
Depreciation and amortization expense	63,080	68,721	266,588	276,476
Total costs associated with service revenues	163,235	175,512	654,666	680,055
Costs associated with product sales	116,612	73,963	417,413	256,066
Asset impairment losses	—	—	154,908	—
Goodwill impairment losses	—	—	34,060	225,000
General and administrative expenses	33,873	30,588	113,207	102,716
Other depreciation and amortization expense	1,951	2,163	7,792	8,625
Total costs and expenses	315,671	282,226	1,382,046	1,272,462
Operating income	101,745	104,416	236,454	209,102
Interest expense, net	(51,774)	(57,896)	(213,985)	(229,054)
Loss on extinguishment of debt	—	—	—	(141,746)
Other income (expense), net	7,900	(28,951)	19,644	(34,622)
Income (loss) before income tax expense	57,871	17,569	42,113	(196,320)
Income tax expense	353	2,037	3,888	2,663
Net income (loss)	$57,518	$15,532	$38,225	$(198,983)

Basic and diluted net income (loss) per common unit	$0.19	$(0.19)	$(0.99)	$(3.15)
Basic and diluted weighted-average common units outstanding	109,771,943	109,330,616	109,585,635	109,155,117

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Other Data (Note 1):
Adjusted net income	$52,030	$50,229	$212,333	$206,423
Adjusted net income per common unit	$0.14	$0.13	$0.60	$0.57
EBITDA	$174,676	$146,349	$530,478	$317,835
Adjusted EBITDA	$169,188	$181,046	$704,586	$723,241
DCF	$63,047	$63,066	$333,034	$193,926
Adjusted DCF	$63,047	$63,066	$333,034	$335,672
Distribution coverage ratio	1.43x	1.44x	1.90x	1.11x
Adjusted distribution coverage ratio	1.43x	1.44x	1.90x	1.92x
Consolidated Debt Coverage Ratio	n/a	n/a	3.99x	4.24x

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Barrel Data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Pipeline:
Crude oil pipelines throughput (barrels/day)	1,401,498	1,121,378	1,281,568	1,237,757
Refined products and ammonia pipelines throughput (barrels/day)	624,209	535,932	585,189	524,842
Total throughput (barrels/day)	2,025,707	1,657,310	1,866,757	1,762,599

Throughput and other revenues	$203,897	$180,824	$762,238	$718,823
Operating expenses	54,719	50,544	202,481	198,010
Depreciation and amortization expense	43,798	44,729	179,088	177,384
Asset impairment loss	—	—	59,197	—
Goodwill impairment loss	—	—	—	225,000
Segment operating income	$105,380	$85,551	$321,472	$118,429
Storage:
Throughput (barrels/day)	438,400	387,149	421,862	469,862

Throughput terminal revenues	$31,623	$36,450	$122,331	$136,632
Storage terminal revenues	60,081	92,933	305,337	357,810
Total revenues	91,704	129,383	427,668	494,442
Operating expenses	45,436	56,247	185,597	205,569
Depreciation and amortization expense	19,282	23,992	87,500	99,092
Asset impairment loss	—	—	95,711	—
Goodwill impairment loss	—	—	34,060	—
Segment operating income	$26,986	$49,144	$24,800	$189,781
Fuels Marketing:
Product sales	$121,818	$76,472	$428,608	$268,345
Cost of goods	116,056	73,474	417,000	253,704
Gross margin	5,762	2,998	11,608	14,641
Operating expenses	559	526	427	2,408
Segment operating income	$5,203	$2,472	$11,181	$12,233
Consolidation and Intersegment Eliminations:
Revenues	$(3)	$(37)	$(14)	$(46)
Cost of goods	(3)	(37)	(14)	(46)
Total	$—	$—	$—	$—
Consolidated Information:
Revenues	$417,416	$386,642	$1,618,500	$1,481,564
Costs associated with service revenues:
Operating expenses	100,155	106,791	388,078	403,579
Depreciation and amortization expense	63,080	68,721	266,588	276,476
Total costs associated with service revenues	163,235	175,512	654,666	680,055
Cost of product sales	116,612	73,963	417,413	256,066
Asset impairment losses	—	—	154,908	—
Goodwill impairment losses	—	—	34,060	225,000
Segment operating income	137,569	137,167	357,453	320,443
General and administrative expenses	33,873	30,588	113,207	102,716
Other depreciation and amortization expense	1,951	2,163	7,792	8,625
Consolidated operating income	$101,745	$104,416	$236,454	$209,102

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
Note 1: NuStar Energy L.P. utilizes financial measures, such as earnings before interest, taxes, depreciation and amortization (EBITDA), distributable cash flow (DCF) and distribution coverage ratio, which are not defined in U.S. generally accepted accounting principles (GAAP). Management believes these financial measures provide useful information to investors and other external users of our financial information because (i) they provide additional information about the operating performance of the partnership’s assets and the cash the business is generating, (ii) investors and other external users of our financial statements benefit from having access to the same financial measures being utilized by management and our board of directors when making financial, operational, compensation and planning decisions and (iii) they highlight the impact of significant transactions. We may also adjust these measures to enhance the comparability of our performance across periods.
Our board of directors and management use EBITDA and/or DCF when assessing the following: (i) the performance of our assets, (ii) the viability of potential projects, (iii) our ability to fund distributions, (iv) our ability to fund capital expenditures and (v) our ability to service debt. In addition, our board of directors uses EBITDA, DCF and a distribution coverage ratio, which is calculated based on DCF, as some of the factors in its compensation determinations. DCF is a financial indicator used by the master limited partnership (MLP) investment community to compare partnership performance. DCF is used by the MLP investment community, in part, because the value of a partnership unit is partially based on its yield, and its yield is based on the cash distributions a partnership can pay its unitholders.
None of these financial measures are presented as an alternative to net income (loss). They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with GAAP.
The following is a reconciliation of net income (loss) to EBITDA, DCF and distribution coverage ratio.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss)	$57,518	$15,532	$38,225	$(198,983)
Interest expense, net	51,774	57,896	213,985	229,054
Income tax expense	353	2,037	3,888	2,663
Depreciation and amortization expense	65,031	70,884	274,380	285,101
EBITDA	174,676	146,349	530,478	317,835
Interest expense, net	(51,774)	(57,896)	(213,985)	(229,054)
Reliability capital expenditures	(12,028)	(20,242)	(40,266)	(38,572)
Income tax expense	(353)	(2,037)	(3,888)	(2,663)
Long-term incentive equity awards (a)	3,222	2,893	11,959	9,295
Preferred unit distributions	(31,736)	(31,887)	(127,399)	(124,882)
Asset impairment losses	—	—	154,908	—
Goodwill impairment losses	—	—	34,060	225,000
Other items (b)	(18,960)	25,886	(12,833)	36,967
DCF	$63,047	$63,066	$333,034	$193,926

Distributions applicable to common limited partners	$44,008	$43,787	$175,470	$174,873
Distribution coverage ratio (c)	1.43x	1.44x	1.90x	1.11x
(a)We intend to satisfy the vestings of these equity-based awards with the issuance of our common units. As such, the expenses related to these awards are considered non-cash and added back to DCF. Certain awards include distribution equivalent rights (DERs). Payments made in connection with DERs are deducted from DCF.
(b)For the three months and year ended December 31, 2021, other items includes gains from insurance recoveries of $5.5 million and $14.9 million, respectively, related to damage caused by a fire in 2019 at our Selby terminal. For the three months and year ended December 31, 2020, other items includes a $34.7 million non-cash loss from the sale of our Texas City terminals in December 2020.
(c)Distribution coverage ratio is calculated by dividing DCF by distributions applicable to common limited partners.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio Data)
The following is the reconciliation for the calculation of our Consolidated Debt Coverage Ratio, as defined in our revolving credit agreement (the Revolving Credit Agreement).

	Year Ended December 31,
	2021	2020
Operating income	$236,454	$209,102
Depreciation and amortization expense	274,380	285,101
Asset impairment losses	154,908	—
Goodwill impairment losses	34,060	225,000
Equity awards (a)	14,209	11,477
Pro forma effect of disposition (b)	(22,710)	(9,102)
Other	1,762	(2,496)
Consolidated EBITDA, as defined in the Revolving Credit Agreement	$693,063	$719,082

Total consolidated debt	$3,168,940	$3,581,640
NuStar Logistics' floating rate subordinated notes	(402,500)	(402,500)
Available Cash Netting Amount, as defined in the Revolving Credit Agreement	—	(128,625)
Consolidated Debt, as defined in the Revolving Credit Agreement	$2,766,440	$3,050,515

Consolidated Debt Coverage Ratio (Consolidated Debt to Consolidated EBITDA)	3.99x	4.24x
(a)This adjustment represents the non-cash expense related to the vestings of equity-based awards with the issuance of our common units.
(b)For the year ended December 31, 2021, this adjustment represents the pro forma effect of the disposition of the Eastern U.S. terminals, as if we had completed the sale on January 1, 2021. For the year ended December 31, 2020, this adjustment represents the pro forma effect of the disposition of the Texas City terminals, as if we had completed the sale on January 1, 2020.

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Per Unit Data)

The following are reconciliations of net income (loss) / net income (loss) per common unit to adjusted net income / adjusted net income per common unit.

	Three Months Ended		Year Ended
	December 31, 2021
Net income / net income (loss) per common unit	$57,518	$0.19	$38,225	$(0.99)
Asset impairment losses	—	—	154,908	1.41
Goodwill impairment loss	—	—	34,060	0.31
Gain from insurance recoveries	(5,488)	(0.05)	(14,860)	(0.13)
Adjusted net income / adjusted net income per common unit	$52,030	$0.14	$212,333	$0.60

	Three Months Ended		Year Ended
	December 31, 2020
Net income (loss) / net loss per common unit	$15,532	$(0.19)	$(198,983)	$(3.15)
Goodwill impairment loss	—	—	225,000	2.06
Loss on sale of Texas City terminals	34,697	0.32	34,697	0.32
Loss on extinguishment of debt	—	—	141,746	1.30
Other	—	—	3,963	0.04
Adjusted net income / adjusted net income per common unit	$50,229	$0.13	$206,423	$0.57

The following is a reconciliation of EBITDA to adjusted EBITDA and adjusted EBITDA, excluding divested assets for the Eastern U.S. terminals and Texas City terminals, which were sold in October 2021 and December 2020, respectively.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
EBITDA	$174,676	$146,349	$530,478	$317,835
Asset impairment losses	—	—	154,908	—
Goodwill impairment losses	—	—	34,060	225,000
Loss on sale of Texas City terminals	—	34,697	—	34,697
Loss on extinguishment of debt	—	—	—	141,746
Gain from insurance recoveries and other	(5,488)	—	(14,860)	3,963
Adjusted EBITDA	$169,188	$181,046	$704,586	$723,241

Divested assets:
Operating (loss) income			$(121,954)	$4,874
Depreciation and amortization expense			14,893	31,614
EBITDA of divested assets			(107,061)	36,488
Asset and goodwill impairment losses			129,771	—
Adjusted EBITDA of divested assets			$22,710	$36,488

Adjusted EBITDA, excluding divested assets			$681,876	$686,753

NuStar Energy L.P. and Subsidiaries
Consolidated Financial Information - Continued
(Unaudited, Thousands of Dollars, Except Ratio and Percentage Data)

The following is a reconciliation of DCF to adjusted DCF, excess adjusted DCF, adjusted distribution coverage ratio and excess adjusted DCF over strategic capital expenditures.

	Year Ended December 31,
	2021	2020
DCF	$333,034	$193,926
Loss on extinguishment of debt	—	141,746
Adjusted DCF	$333,034	$335,672

Less: distributions applicable to common limited partners	175,470	174,873
Excess adjusted DCF	$157,564	$160,799

Adjusted distribution coverage ratio (a)	1.90x	1.92x

Strategic capital expenditures	$140,867	$159,507

Excess adjusted DCF over strategic capital expenditures	112%	101%
(a)Adjusted distribution coverage ratio is calculated by dividing adjusted DCF by distributions applicable to common limited partners.

The following is a reconciliation of net income to EBITDA.

Projected for the Year Ended December 31, 2022
Net income	$ 242,000 - 270,000
Interest expense, net	200,000 - 210,000
Income tax expense	3,000 - 5,000
Depreciation and amortization expense	255,000 - 265,000
EBITDA	700,000 - 750,000

The following includes a reconciliation of storage revenues to storage revenues, excluding divested assets.

Year Ended December 31, 2021
West Coast storage revenue	$102,417

Storage revenues	$427,668
Less: storage revenues of divested assets	52,455
Storage revenues, excluding divested assets	$375,213

West Coast storage revenue over storage revenues, excluding divested assets	27%